Exhibit 10.13
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

12385 TOWNSHIP ROAD 215, FINDLAY, OH 45840 877.298.5853 | www.onepower.com

Via Email: [***]
December 4, 2024
Dear Ms. Eileen Fargis,
On behalf of One Power Company (One Power or the Company), it is our pleasure to extend an offer of employment to you as Chief Financial Officer (CFO) and Chief Growth Officer (CGO). This position will begin on a mutually agreed upon date in January 2025 and time and will report directly to Jereme Kent, CEO. We are all very excited to have you be part of our organization.
This is a salaried position with an expected work week of no less than 40 hours. This position will be classified as an “exempt” position under the FLSA (Fair Labor Standards Act). Your initial compensation package includes an annual salary of $450,000 (payable bi-weekly) with eligibility to participate in our Employee Equity Plan and executive bonus pool (which is being established). This is subject to deductions for taxes and other withholdings as required by law or the policies of the company.
Additional benefits include fully covered medical, dental, vision, short-term disability, long-term disability, and life insurance. Options for additional life insurance are also available. You will also have an opportunity to participate in a retirement plan with up to a 5% matching option. We will supply you with the technology required based on your specific job functions including computer and phone, and other benefits as the company sees fit. A summary of One Power’s current benefits, which are subject to change, will be provided to you. One Power will also indemnify and provide advancement to you, to the fullest extent permitted by law, for all claims and other covered matters arising from, related to, or in connection with, your employment and provide directors’ and officers’ insurance coverage for you with respect to your service on behalf of One Power or any of its affiliates.
As you know, the Company is in the process of going public and the Board of Directors and the Compensation Committee are in the process of formally putting into place a public company executive compensation package. We estimate that in the event that the Company goes public, you will be given a target annual cash bonus of $400,000 and a $1,000,000 target equity bonus. This is subject to change and the approval of the Compensation Committee.
Your position will be a combination of remote and based out of a New York City office. Your position will also require travel to Findlay and other locations as is typical for a senior executive.
In accepting our offer of employment, you certify your understanding that your employment will be on an “At Will” basis, and that neither you nor One Power has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with One Power at any time, with or without cause or advance notice. Likewise, One Power has the right to alter your job duties, change your compensation, or to terminate your employment at any time, with or without cause or advance notice.
If One Power terminates your employment for any reason except fraud or malicious acts on your part, One Power agrees to pay you as severance six months of your annual base salary (which shall be calculated using a rate no less than $450,000 annually) and to provide you with six months of health insurance coverage following your termination date, including medical, dental, and vision benefits, in exchange for you signing a standard release agreement and returning it within the timeline specified in the agreement.
All employees at One Power, including you, are subject to One Power’s Employee Drug and Alcohol Policy. For the purposes of the Drug and Alcohol policy your position is considered “critical” (specifically Financial Reporting Critical).

Additionally, if you accept, we will provide you with a separate consent form authorizing us to conduct a pre-employment background check on you. This offer is contingent on you passing the background check and a ratification by the Board of Directors.
You acknowledge that this offer letter represents the entire agreement between you and One Power and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon One Power. If you are in agreement with this offer, please sign below and return at your earliest convenience. Please advise if you have any questions or concerns regarding this offer letter.
Respectfully,
Jereme Kent
CEO
One Power Company
Signature:

/s/ Kent, Jereme

One Power Representative

12/10/2024

Date

/s/ Eileen Fargis

Eileen Fargis
December 10, 2024
Date